                                                                    Exhibit 4.10

                   FOURTH AMENDMENT TO AMENDED AND RESTATED
                          RECEIVABLES SALE AGREEMENT

          FOURTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of December 22, 1999 (this "Amendment"), among York International
                                     ---------
Corporation ("York"), Asset Securitization Cooperative Corporation ("ASCC") and
              ----                                                   ----
Canadian Imperial Bank of Commerce ("CIBC").  Unless otherwise defined herein,
                                     ----
the capitalized terms used herein shall have the meanings assigned to them in the Receivables Sale Agreement referred to below.

          WHEREAS, York, ASCC and CIBC are party to that certain Amended and Restated Receivables Sale Agreement, dated as of March 26, 1997, as amended (as so amended, the "Receivables Sale Agreement"), pursuant to which York, as
                 --------------------------
seller, has sold to ASCC Ownership Interests in certain Receivables generated by York and in the Seller's Interest;

          WHEREAS, the parties hereto wish to amend the Receivables Sale Agreement in the manner and on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1.  DEFINED TERMS.

          "Effective Date" means the first date on which (i) each of the parties hereto shall have executed and delivered one or more counterparts of this Amendment, (ii) ASCC shall have received a fee equal to $15,000, and (iii) the conditions precedent set forth in Section 3 have been satisfied.

SECTION 2.  AMENDMENTS OF THE RECEIVABLES SALE AGREEMENT.

        (a)  Amendment of Article I.
             -----------------------
             (i) The definition "Aggregate Investment" is hereby deleted in its entirety.

             (ii) Clause (ii) of the definition "Default Ratio" is hereby amended to read in its entirety as follows:

                  (ii) the aggregate outstanding balance of all Receivables of such Division that were unpaid for more than 60 days and less than 91 days, in the case of the York Divisions, or for more than 90 days, in the case of Bristol, past the dates on which they were due as of the end of the month most recently completed, and

             (iii) Clause (1) of the definition "Defaulted Receivable" is hereby amended by inserting the words "or the York Division, as the case may be," after the word "Division".

             (iv) Clause (2) of the definition "Dilutions" is hereby amended by inserting the words "or the York Division, as the case may be," after the word "Division".

             (v) Clause (6) of the definition "Eligible Receivable" is hereby amended by inserting the words "or the York Division, as the case may be" after the word "Division".

             (vi) Clause (18) of the definition "Eligible Receivable" is hereby amended by inserting the words "or the York Division, as the case may be," after the word "Division".

             (vii) Clause (19) of the definition "Eligible Receivable" is hereby amended by inserting the words "or the York Division, as the case may be" after the word "Division".

             (viii) The definition "Division" is hereby amended to read in its entirety as follows:

                    "Division" means the York Divisions (in the aggregate) and,
                     --------
               for the purposes of this Agreement, Bristol. Each reference in this Agreement to a Division, insofar as such reference is to Bristol, shall, where appropriate, be deemed to be a reference to the Seller as the owner of the Seller's Interest.

             (ix) Clause (1) of the definition "Eligible Receivable" is hereby amended by deleting the number "91" contained therein and substituting in replacement thereof the number "60".

             (x) Clause (2)(a) of the definition "Eligible Receivable" is hereby amended by deleting the number "30" contained therein and substituting in replacement thereof the number "90".

             (xi) Clause (2)(b) of the definition "Eligible Receivable" is hereby amended to read in its entirety as follows:

               (b) if such Receivable was generated by UPG, within 360 days after the billing date thereof, provided, that, if such
                                               --------
               Receivable is required to be paid in full on a date greater than 180 days after the billing date thereof, the payment of the outstanding balance thereof is insured under an insurance policy acceptable to the Purchaser issued by an insurance provider whose claims-paying ability is rated at least AA by Standard & Poor's or the equivalent thereof by a nationally recognized rating agency acceptable to the Purchaser and with respect to which the Purchaser is named as loss payee thereof

             (xii) The definition "Foreign Concentration Limit" is hereby amended to read in its entirety as follows:

                    "Foreign Concentration Limit" means, with respect to all
                     ---------------------------
               Receivables owing to the York Divisions from all Obligors which are not U.S. residents or Canadian residents, an amount equal to the lesser of (x) 10% of the Investment at the time of determination of the Foreign Concentration Limit and (y) $17,500,000, reduced by the lesser of (i) the "Foreign Concentration Limit" (as defined in the Transfer Agreement) and
               (ii) the outstanding balance of all Foreign Receivables in the "Receivables Pool" (as defined in the Transfer Agreement); provided, that the Purchaser may, at any time and from time to
               --------
               time in its sole discretion, reduce or increase the Foreign Concentration Limit effective immediately upon the delivery of a notice to the Seller.

             (xiii) Clause (y) of the definition "Historical Default Ratio" is hereby amended to read in its entirety as follows:

               (y) the aggregate outstanding balance of all Receivables of such Division that were unpaid for more than 60 days and less than 91 days, in the case of the York Divisions, or for more than 90 days, in the case of Bristol, past the dates on which they were due as at the end of each such full fiscal month of the Seller by

             (xiv) The definition "Overextended Division" is hereby deleted in its entirety.

             (xv) The definition "Purchase Limit" is hereby amended to read in its entirety as follows:

                    "Purchase Limit" means, at any time of determination, for
                     --------------
               all Divisions in the aggregate, an amount equal to $175,000,000.

             (xvi) Clause (i) of the definition "Receivables Pool" is hereby amended to read in its entirety as follows:

               (i) with respect to the York Divisions, the aggregation of each then outstanding Receivable of the York Divisions with respect to which the Purchaser has purchased an Ownership Interest and

             (xvii) Clause (A) of paragraph (2) of the definition "Reserve" is hereby amended to read in its entirety as follows:

               (A) Receivables of such Division which, as at the end of each such month, were unpaid for more than 60 days and less than 91 days, in the case of the York Divisions, or for more than 90 days, in the case of Bristol, past the date on which they were due and

             (xviii) Paragraph (4) of the definition "Reserve" is hereby amended by deleting the percentage "4.28%" contained therein and substituting in replacement thereof the percentage "4.31%" and by amending clause (b) to read in its entirety as follows:

               (b) (i) .5833 with respect to the York Divisions and (ii) .2833 with respect to Bristol.

             (xix) The definition "Selling Division" is hereby deleted in its entirety.

             (xx) The definition "Standard Concentration Limit" is hereby amended to read in its entirety as follows:

                    "Standard Concentration Limit" means, (i) with respect to
                     ----------------------------
               all of the Receivables of any Division owing from a single Obligor (except for an Obligor listed on Exhibit A) together with Receivables owing from its Affiliates or subsidiaries, an amount equal to the lesser of (i) 3% of the Investment at the time of determination of the Standard Concentration Limit and (ii) $5,250,000; provided, that the Purchaser may, at any time in its discretion, reduce or increase the Standard Concentration Limit for any Obligor through the delivery of a notice to the Seller.

             (xxi) The definition "Unutilized Purchase Limit" is hereby amended by deleting the dollar amount "$150,000,000" and substituting in replacement thereof the dollar amount "$175,000,000".

             (xxii) Article I of the Receivables Sale Agreement is hereby amended by adding the following definition in proper alphabetical sequence:

                    "York Divisions" means each of Applied, UPG and Frick.
                     --------------

        (b)  Amendment of Article III.
             -------------------------

             (i) Section 3.1(a) is hereby amended to read in its entirety as follows:

                    (a) When the Purchaser accepts an offer from the Seller to purchase an interest in (i) Receivables of the York Divisions or
               (ii) the Seller's Interest, the Purchaser shall have acquired, in exchange for the purchase price paid, an undivided percentage ownership interest in (i) the Receivables Pool of the York Divisions and any Collections relating thereto or (ii) the Seller's Interest, as the case may be. Each such undivided percentage interest of the Purchaser shall be referred to in this Agreement as an "Ownership Interest". The Ownership Interest with respect to the Receivables Pool of the York Divisions shall at any time, except as provided in paragraphs (b) and (c) of this Section, be equal to the following fraction (expressed as a percentage):

             (ii) The term "R" in Section 3.1(a) is hereby amended by deleting the words "such Division" and substituting in replacement thereof the words "the York Divisions".

             (iii) Clause (I) of the term "ER" in Section 3.1(a) is hereby amended by deleting the words "each Division (other than Bristol)" and substituting in replacement thereof the words "the York Divisions".

             (iv) Clauses (iv) and (v) of the term "ER" in Section 3.1(a) is hereby amended to read in its entirety as follows:

               (iv) with respect to Eligible Receivables generated by Applied, the positive result of (A) the aggregate amount by which the outstanding balance of all such Eligible Receivables not required to be paid in full until a date between thirty-one days and ninety days, inclusive, after the billing date thereof exceeds the product of (1) 5% and (2) the Investment at such time, less
                                                                          ----
               (B) the amount, if any, determined in clause (i) hereof with respect to each Obligor described therein which is an Obligor of a Receivable described in this clause; (v) with respect to Eligible Receivables generated by UPG, the positive result of (A) the aggregate amount by which the outstanding balance of all such Eligible Receivables not required to be paid in full until a date between sixty-one days and one hundred eighty days, inclusive, after the billing date thereof exceeds the product of (1) 10% and
               (2) the Investment at such time, less (B) the amount, if any,
                                                ----
               determined in clause (i) hereof with respect to each Obligor described therein which is an Obligor of a Receivable described in this clause; and (vi) with respect to Eligible Receivables generated by UPG, the positive result of (A) the aggregate amount by which the outstanding balance of all such Eligible Receivables not required to be paid in full until a date between one hundred eighty-one days and three hundred and sixty days, inclusive, after the billing date thereof exceeds the product of (1) 15% and
               (2) the Investment at such time, less (B) the amount, if any,
                                                ----
               determined in clause (i) hereof with respect to each Obligor described therein which is an Obligor of a Receivable described in this clause;

             (v) Clause (i) of the last paragraph of Section 3.1(a) is hereby amended to read in its entirety as follows:

               (i) with respect to the York Divisions, the value of Investment with respect to the Receivables Pool of the York Divisions, Reserve with respect to the York Divisions, Eligible Receivables (as so reduced) in such Receivables Pool, Standard Concentration Limit or Special Concentration Limit with respect to any Obligor, Foreign Concentration Limit, Government Concentration Limit or Dilution Percentage with respect to the York Divisions and

             (vi) Section 3.1(b) is hereby amended to read in its entirety as follows:

                    (b) During any period when the Investment is being reduced, the Ownership Interest in both the Receivables of the York Divisions and the Seller's Interest will remain fixed at the percentage in effect as of the date immediately preceding the commencement of that period and the Purchaser shall cease acquiring an interest in any such Receivables, Seller's Interest or Collections thereon arising during such period.

             (vii) Section 3.1(c) is hereby amended by deleting the words "each Division" in the first and second sentences thereof and substituting in replacement thereof the words "the York Divisions".

             (viii) Section 3.1(e) is hereby amended by deleting the words "all Receivables Pools of the Divisions" and substituting in replacement thereof the words "the Receivables Pool of the York Divisions".

             (ix) Section 3.2 is hereby amended to read in its entirety as follows:

                    Section 3.2  Frequency of Determining Ownership Interest.
                                 -------------------------------------------
               The Collection Agent shall determine or be deemed to determine the Ownership Interest in the Receivables Pool of the York Divisions and the Seller's Interest daily, and shall report it to the Servicing Agent at the following times only:

               (a)  on the date of an Initial Purchase from the Seller;

               (b)  on each Settlement Date;

               (c)  on the date of an Incremental Purchase from the Seller;

               (d) on the Business Day immediately preceding any period during which the Investment is being reduced;

               (e)  on the Business Day on which the ceases being reduced;

               (f) when the Collection Agent has reason to believe that the Maximum Ownership Interest has been exceeded; and

               (g)  at the request of the Purchaser.

             (x) Section 3.3 is hereby amended to read in its entirety as follows:

                    Section 3.3  Maximum Ownership Interest.
                                 --------------------------

                    (a) If, on any day (after giving effect to Collections and the generation of new Receivables with respect to the Receivables Pool of the

               York Divisions on such day), the Ownership Interest in such Receivables Pool would exceed the Maximum Ownership Interest, the Purchaser shall cease making Reinvestment Purchases and the Collection Agent shall remit to the Purchaser on a daily basis all Collections attributable to such Ownership Interest (net of amounts distributed or to be distributed pursuant to Sections 7.2.2(a) and 7.2(b)(i)) as a reduction to its Investment until the Purchaser has received an amount sufficient to reduce such Ownership Interest to the Maximum Ownership Interest. The Seller shall remit to the Purchaser in reduction of its Investment any payment made by the Purchaser to the Seller on account of Reinvestment Purchases to the extent the Ownership Interest exceeded the Maximum Ownership Interest at the time the Seller received any such Reinvestment Purchase payment.

                    (b) If, on any day (after giving effect to Collections and the increase in the Seller's "Investment" (as defined in the Transfer Agreement) in Bristol's Receivables pursuant to the Transfer Agreement), the Ownership Interest with respect to the Seller's Interest would exceed the Maximum Ownership Interest, the Purchaser shall cease making Reinvestment Purchases and the Collection Agent shall remit to the Purchaser on a daily basis all Collections attributable to such Ownership Interest (net of amounts distributed or to be distributed pursuant to Sections 7.2.2(a) and 7.2(b)(i)) as a reduction to its Investment until the Purchaser has received an amount sufficient to reduce such Ownership Interest to the Maximum Ownership Interest. The Seller shall remit to the Purchaser in reduction of its Investment any payment made by the Purchaser to the Seller on account of Reinvestment Purchases to the extent the Ownership Interest exceeded the Maximum Ownership Interest at the time the Seller received any such Reinvestment Purchase payment.

        (c)  Amendment of Article IV.
             ------------------------

             (i) Section 4.1(a) is hereby amended by deleting the words "(other than Incremental Purchases deemed made pursuant to Section 3.3(a))" in clause (i) thereof.

             (ii) Section 4.1(b) is hereby amended by to read in its entirety as follows:

                    (b) for a Reinvestment Purchase in Eligible Receivables or
               in the Seller's Interest, the positive result of (i) the product of (A) the dollar amount of the Collections received on account of Pool Receivables of the related Division on the date of such Purchase and (B) the Ownership Interest with respect to such Division on that date, less (ii) any fees payable under Section 7.2.2(b)(i);

               provided, that the payment of any amount described in (a) or (b)
               --------
               above would not cause (and such amount shall be reduced so as not to cause) either:

                    (1) the Investment to exceed the Purchase Limit for all Divisions in the aggregate; or

                    (2) the Ownership Interest in the Receivables Pool of the York Divisions to exceed the Maximum Ownership Interest.

        (d)  Amendment of Article V.
             -----------------------

             (i) Section 5.2.1 is hereby amended by deleting the words "with respect to any Division" contained in the first line of the last paragraph thereof.

        (e)  Amendment of Article VI.
             ------------------------

             (i) Section 6.2(a) is hereby amended by deleting the words ", the Division which generated the Receivables which are the subject of the Purchase" contained in the second sentence thereof.

             (ii) Section 6.2(b) is hereby amended by deleting clause (ii) in its entirety and renumbering clause (iii) as clause (ii).

             (iii) Section 6.4 is hereby amended to read in its entirety as follows:

                    Section 6.4  Condition Precedent to all Incremental
                                 --------------------------------------
               Purchases.  Before the Purchaser will consider making an
               ---------
               Incremental Purchase, the Servicing Agent shall have received, on or prior to the date of such Incremental Purchase, all Receivables Activity Reports required to be delivered at or prior to such date.

        (f)  Amendment of Article VII.
             -------------------------

             (i) Section 7.1 is hereby amended by deleting the words "with respect to any Division" in paragraphs (c) and (d) thereof.

             (ii) Section 7.2.2(b)(ii) is hereby amended to read in its entirety as follows:

                    (ii) second,

                         (A) if Reinvestment Purchases have been suspended, all remaining Collections will be paid to the Purchaser as a return of its Investment; or

                         (B) if Reinvestment Purchases have not been suspended, all remaining Collections will be paid to the Seller for a Reinvestment Purchase.

        (g)  Amendment of Article VIII.
             --------------------------

            (i) Clause (vi) of Section 8.2.1(a) is hereby amended to read in its entirety as follows:

               (vi) on any Settlement Date, the Average Maturity with respect to the Receivables Pool of the York Divisions exceeds 131 days or the Receivables Pool of Bristol exceeds 80 days;

        (h)  Amendment of Article X.
             -----------------------

             (i) Section 10.1(i) is hereby amended by deleting the words "each of the Divisions" and substituting in replacement thereof the words "the York Divisions".

             (ii) Section 10.1(k) is hereby amended by deleting the words "each Division" and substituting in replacement thereof the words "the York Divisions".

             (iii) Section 10.3(f) is hereby amended by deleting the words "a Division" at the end thereof and substituting in replacement thereof the words "the York Divisions".

             (iv) Section 10.3(g) is hereby amended by deleting the dollar amount "$20,000,000" and substituting in replacement thereof the dollar amount "$17,500,000".

SECTION 3.  CONDITIONS PRECEDENT

             The occurrence of the Effective Date shall be subject to the conditions precedent that ASCC and CIBC shall have received the following, each dated such date, and in form and substance, satisfactory to ASCC and CIBC:

             (i) A certificate of the Secretary or an Assistant Secretary of York certifying as to (1) the incumbency and signatures of its officers authorized to sign this Amendment and the other agreements and documents to be delivered by it hereunder, (2) its charter (attached and appropriately certified by the Secretary of State of its jurisdiction of incorporation) and by-laws, and (3) the resolutions of its Board of Directors, authorizing this Amendment and the other agreements and documents to be delivered by it hereunder and the transactions contemplated hereby.

             (ii) A certificate of the chief administrative officer or treasurer of York to the effect that, after giving effect to the transactions contemplated by this Amendment, (i) the representations and warranties contained in Section 9.1 of the Receivables Sale Agreement will be correct on and as of the Effective Date as though made by York on and as of the Effective Date, provided that all references in such representations and warranties to Receivables Sale Agreement shall be deemed to refer to the Receivables Sale Agreement as amended hereby, and
        (ii) no event has occurred and is continuing, or would result from the transactions contemplated hereby, that constitutes an event described in
        Section 8.2.1(a) of the Receivables Sale Agreement or that would constitute such an event but for the requirement that notice be given or time elapse or both.

             (iii) Such other certificates, documents and opinions as ASCC or CIBC may reasonably request.

SECTION 4.  CONDITION SUBSEQUENT

        (a) York shall, not later than December 28, 1999, deliver to ASCC and CIBC, a favorable opinion of counsel for York, in form and substance satisfactory to ASCC and CIBC.

        (b)  The failure of the Seller to comply with the provisions of this
Section 4 shall constitute the occurrence of an event under Section 8.2.1(a) of the Receivables Sale Agreement with the same force and effect as if such provisions were set forth therein, and shall entitle ASCC and CIBC to exercise any and all remedies described in the Receivables Sale Agreement.

SECTION 5.  REPRESENTATIONS AND WARRANTIES.

        York hereby represents and warrants as follows:

        (i) It is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified could materially adversely affect its ability to perform its obligations hereunder or under the Receivables Sale Agreement (as amended hereby).

        (ii) The execution and delivery by it of this Amendment and the performance by it of this Amendment and the Receivables Sale Agreement (as amended hereby) are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene (1) its charter or by-laws or (2) any law or contractual restriction binding on or affecting it, and do not and will not result in or require the creation of any lien upon or with respect to any of its properties. This Amendment has been duly executed and delivered by it.

        (iii) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution and delivery by it of this Amendment or the performance by it of this Amendment or the Receivables Sale Agreement (as amended hereby).

        (iv) This Amendment and the Receivables Sale Agreement (as amended hereby) constitute legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

        (v) There is no pending or, to its knowledge, threatened action or proceeding affecting it or any of its subsidiaries before any court, governmental agency or arbitrator, which could reasonably be expected to materially adversely affect (1) its financial condition or operations, or
     (2) its ability to perform its obligations under this Amendment or the Receivables Sale Agreement (as amended hereby), or which could affect the legality, validity or enforceability of the Receivables Sale Agreement (as amended hereby).

SECTION 6.  EXPENSES.

          York agrees to pay on demand all costs and expenses incurred in connection with the preparation, execution, delivery, enforcement and administration of this Amendment and the other documents and agreements to be delivered hereunder, including, without limitation, the reasonable fees and disbursements of counsel to ASCC and CIBC.

SECTION 7.  EXECUTION IN COUNTERPARTS.

          This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, when taken together, shall constitute but one and the same agreement.

SECTION 8.  GOVERNING LAW.

          THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.  SEVERABILITY OF PROVISIONS.

          Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.  CAPTIONS.

          The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 11.  AGREEMENTS TO REMAIN IN FULL FORCE AND EFFECT.

          (a) This Amendment shall be deemed to be an amendment to the Receivables Sale Agreement. All references in the Receivables Sale Agreement to the term "Aggregate Investment" shall be deemed to be "Investment". All references to the Receivables Sale Agreement in any other agreements or document shall on and after the Effective Date be deemed to refer to the Receivables Sale Agreement as amended hereby.

          (b) Except as herein amended, all terms, provisions and conditions of the Receivables Sale Agreement and all documents executed in connection therewith shall continue in full force and effect and shall remain enforceable and binding in accordance with their terms.

SECTION 12.  NO PROCEEDINGS.

          Each of the parties hereto hereby agrees that it will not institute against, or join any other person, firm, corporation or other entity in instituting against, ASCC any bankruptcy, reorganization, insolvency or similar proceeding.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                                YORK INTERNATIONAL CORPORATION


                                By:  ____________________________
                                     Name:
                                     Title:

                                ASSET SECURITIZATION COOPERATIVE CORPORATION


                                By:  ____________________________
                                     Name:
                                     Title:

                                CANADIAN IMPERIAL BANK OF COMMERCE


                                By:  ____________________________
                                     Authorized Signatory